Exhibit 99.1

Socket Mobile Media Contact:	Editorial Contact:
Carol Montalvo	Catherine Koo or Nicole Wasowski
Director of Marketing Communications	Lewis PR
(510) 933-3051	(415) 992-4400
carol@socketmobile.com	socketmobile@lewispr.com

Socket Mobile Investor Contact:	Investor Relations Contact:
David Dunlap	Todd Kehrli or Jim Byers
Chief Financial Officer	MKR Group, Inc.
(510) 933-3035	(323) 468-2300
dave@socketmobile.com	sckt@mkr-group.com

Socket Mobile Regains Compliance with Nasdaq Minimum Bid Price Rules

NEWARK, Calif., - November 11, 2008 - Socket Mobile, Inc. (NASDAQ: SCKT), an innovative provider of mobile productivity products, today announced that it received a Nasdaq Staff Letter dated November 7, 2008 advising that the Company has regained compliance with the minimum $1.00 bid price requirement for continued listing on the Nasdaq Capital Market Exchange required by Marketplace Rule 4310(c)(4). On October 23, 2008, the Company authorized a one-for-ten reverse stock split that was effective prior to the market opening on October 24, 2008. Since that date, the closing bid price of the Company's common stock has been above $1.00 per share for at least 10 consecutive business days. Accordingly, Nasdaq has informed Socket Mobile that it has regained compliance with Marketplace Rule 4310(c)(4).

About Socket Mobile, Inc.

Socket Mobile makes mobility computing and productivity work. The company is a one-stop supplier of mobile computing hardware systems, offering a handheld mobile computer specifically designed for business mobility use and an extensive portfolio of essential mobile data collection and networking peripherals that enable mobile automation and productivity increases. The company also offers OEM solutions. Socket is headquartered in Newark, Calif. and can be reached at 510-933-3000 or socketmobile.com.

Socket is a registered trademark of Socket Mobile, Inc. All other trademarks and trade names contained herein may be those of their respective owners. © 2008 Socket Mobile, Inc. All rights reserved.

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